Exhibit 99.1

For Immediate Release	NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott, Dennard¾Lascar Associates:

713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration Announces Capital Transaction with Funds Managed by Ares Management, Updated STACK Play Well Results, 2016 Year-end Reserves and 2017 Capital Plan

Gastar to host a conference call to discuss the announcement at 9:00 am CST today

HOUSTON, February 17, 2017 – Gastar Exploration Inc. (“Gastar” or the “Company”) (NYSE MKT: GST) announced today that it has entered into a definitive securities purchase agreement with funds managed by affiliates of Ares Management, L.P. (NYSE: ARES) (“Ares”) that provides for $425 million in new financing to the Company in the form of a $250 million secured term loan, $125 million secured convertible notes and a $50 million common stock issuance (collectively, the “Ares Investment”). Proceeds from the Ares Investment will be used to fully repay Gastar’s existing $70.4 million revolving credit facility and redeem its $325 million senior secured notes due May 2018. The closing and funding of the Ares Investment, which is expected this month, is subject to the finalization of security and collateral documentation and the satisfaction of customary conditions precedent to funding.

The Ares Investment key terms are as follows:

•	$250 million first lien secured term loan, 8.5% interest, maturing March 2022;

•	$125 million second lien secured convertible notes, 6.0% interest, convertible, upon receipt of stockholder approval, at an initial conversion price of $2.21 per share at the option of the holder, maturing March 2022; and

•	29,408,305 common shares issued at $1.7002 per share representing the 30-day volume weighted average sales price as of February 15, 2017.

If the conversion rights of the convertible notes are not approved by Gastar’s stockholders within four months, the convertible notes will not become convertible and will begin bearing interest at 15.0% as a straight high-yield debt obligation. In connection with the closing of the Ares Investment, Gastar expects to call for redemption of all of its outstanding $325 million principal of its 8.625% senior secured notes due May 15, 2018 in accordance with their terms.

Ares will be granted the right to nominate, following closing, up to two directors to an expanded board of eight directors subject to certain minimum stock ownership requirements.

Commenting on the transaction, J. Russell Porter, Gastar’s President and Chief Executive Officer, said, “We are extremely pleased to welcome Ares as a financing partner and as an equity sponsor. This transaction will allow Gastar to fully delineate our STACK position across multiple productive formations, as well as to pursue strategic M&A opportunities in the Mid-Continent. While this new capital structure does not provide an immediate, comprehensive resolution to our leverage position, we believe it establishes a very achievable path toward further de-levering our balance sheet through a combination of increasing cash flow from drilling operations as well as the potential conversion of the $125 million secured convertible notes, which were priced at an attractive premium to our current share price.”

Mr. Porter continued, “The fact that a firm with Ares’ experience and successful track record is choosing to invest $425 million in Gastar is a testament to the quality of our assets and our entire team. We are pleased to welcome Nate Walton and Ronnie Scott to Gastar’s Board of Directors in the near future and look forward to working with them.”

Mr. Walton, a partner at Ares, also commented on the transaction, “Through this investment in Gastar, we look forward to working together to unlock the value in its attractive STACK assets. We believe that access to capital, combined with Gastar’s outstanding assets, management and staff, provides an opportunity to create substantial value for all of Gastar’s stakeholders.”

Seaport Global Securities LLC served as financial advisor and placement agent and Vinson & Elkins L.L.P. served as legal advisor to the Company. Tudor, Pickering, Holt & Co. served as financial advisor and Latham & Watkins LLP served as legal advisor to Ares.

Operations Update

Gastar also announced additional well results from recent STACK drilling activities. Under its previously announced drilling joint venture, Gastar has now drilled and completed eight Meramec wells and has drilled, but not yet completed, seven Meramec wells and one Osage well. Of the eight wells, six wells are in various stages of initial flow back prior to reaching their initial peak production rates.

Two of the Meramec wells, the Ingle 29-1H and the Geis 31-1H, have achieved initial peak production (“IP”) rates of 1,037 (81% oil) and 877 (69% oil) barrels of oil equivalent (“BOE”) per day, respectively. Gastar is currently drilling the 15th and 16th wells in the initial 20-well tranche of the drilling joint venture and expects to release additional results concurrent with its future quarterly earnings announcements.

Outside Gastar’s drilling joint venture, the Company has recently drilled and completed one Osage well and one Oswego well. Gastar’s initial Osage well, the McGee 29-1H located in southern Garfield County, Oklahoma, had an IP rate of 414 BOE per day (80% oil) and a post-peak IP 30-day rate of 353 BOE per day (74% oil). The McGee 29-1H well was drilled in the lower Osage with its production rate impacted by approximately 30% of the wellbore being completed outside of the primary target zone. The McGee 29-1H well was cored through the Osage and Woodford formations and that information was used to re-target the remaining 70% of the lateral into the primary target zone. The core information also confirmed the presence of an upper Osage target that will be tested in future wells.

Gastar’s preliminary 2017 capital budget includes the drilling of 14 additional Osage wells in Kingfisher and Garfield Counties, Oklahoma outside of the drilling joint venture area.

Gastar’s initial Oswego well, the Tomahawk 7-1H, located in Kingfisher County, Oklahoma, realized an IP rate of 418 BOE per day (100% oil) and a post-peak IP 30-day rate of 262 BOE per day (98% oil). Gastar’s 2017 preliminary drilling budget currently does not include additional operated Oswego wells, however, Gastar is participating in one Oswego well being drilled by another operator in the area.

Additional details regarding Gastar’s well results are available on its website.

Year-End Reserves

Gastar’s year-end 2016 Securities and Exchange Commission (“SEC”) proved reserves totaled 25.6 million BOE comprised of 54% oil and condensate, 25% natural gas and 21% natural gas liquids. Total proved reserves declined from year-end 2015 by 30.3 million BOE, of which 14.8 million BOE was related to the sale of the Company’s assets in the Appalachian Basin. The remainder of the reserve decline was primarily the result of the removal of Hunton proved undeveloped locations as the Company now focuses its current and future capital activity on drilling Meramec and Osage wells to hold acreage by production and delineate its STACK position. Proved developed reserves represented 51% of total proved reserves and declined from 2015 by approximately 594,000 BOE, excluding the impact of the sale of the Company’s assets in the Appalachian Basin.

The SEC-priced pre-tax PV-10 (a non-GAAP financial measure defined at the end of this news release) was $141.3 million. The calculation of the PV-10 value of Gastar’s proved reserves for year-end 2016 used the SEC benchmark average 12-month pricing of $42.75 per barrel of oil and $2.48 per MMBtu of natural gas.

2017 Capital Plan and Liquidity

Gastar’s 2017 capital budget is approximately $84.0 million comprised of $46.0 million of drilling and completion costs, $30.8 million in leasing costs and $7.2 million for capitalized interest and administration costs. The Company currently operates approximately 92% of its drilling and completions budget. Additional details regarding Gastar’s capital budget are available on its website.

Gastar ended 2016 with approximately $71.5 million of cash and $84.6 million of debt outstanding under the revolving credit facility. To date, the Company has issued approximately 24.0 million common shares under its at-the-market (“ATM”) program for net proceeds of $32.8 million. The

ATM proceeds were used primarily to catch-up preferred dividend payments and associated pay down of the revolving credit facility. There are no current plans to issue any additional common shares under the ATM program. Gastar expects to fund its 2017 capital program through existing cash balances, recent financing activities and internally generated cash flow from operating activities.

Additional details regarding the Ares Investment, year-end 2016 reserves, 2017 capital plan and recent well results are available for download from the Events & Presentations section of Gastar’s website at www.gastar.com.

Gastar has scheduled a conference call for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) today, Friday, February 17, 2017. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-412-902-0030 at least 10 minutes before the call. A telephone replay will be available through February 23 by dialing 1-201-612-7415 and using the conference ID: 13655655.

By Webcast:	Visit the Investor Relations page of Gastar’s website at www.gastar.com under “Events & Presentations.” Please log on a few minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@dennardlascar.com.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar’s website at www.gastar.com.

Information on Reserves and PV-10 Value

For the year ended December 31, 2016, future cash inflows were computed using the 12-month un-weighted arithmetic average of the first-day-of-the-month prices for natural gas and oil (the

“benchmark base prices”) adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials, relating to the Company’s proved reserves. Benchmark base prices are held constant in accordance with SEC guidelines for the life of the wells but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression, and gathering fees and regional price differentials.

PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of our estimated proved reserves. PV-10 is a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors use PV-10 as a basis for comparison of the relative size of our reserves as compared with other companies.

The financial measure most directly comparable to PV-10 is the standardized measure of future net cash flows (“Standardized Measure”). We are not yet able to provide a reconciliation of PV-10 to Standardized Measure because the discounted future income taxes associated with our reserves is not yet calculable. We expect to report, however, that our PV-10 will be equal to our Standardized Measure as of December 31, 2016 due to the absence of projected income tax expense estimated in future net cash flows.

The Company’s 2016 year-end total proved reserves estimates were prepared by Wright & Company, Inc.

Forward Looking Statements

In this press release, Gastar provides estimated year-end 2016 proved reserves information, a well results update and its preliminary capital plan for 2017. Gastar has prepared the summary preliminary data in this release based on the most current information available to management. Gastar’s normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.

This news release also includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for oil and natural gas; risks regarding Gastar’s ability to meet financial covenants under its indenture or credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by Gastar’s banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to Gastar’s ability to realize the anticipated benefits from acquired assets; risks related to the completion of any refinancing; and other risks described in Gastar’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov. Gastar’s actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and its primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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